Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statements on Schedule 13D with respect to the Common Stock of Tianci International, Inc., dated as of November 6, are and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: November 6, 2025

RQS CAPITAL LIMITED

By:	/s/ Shufang Gao
Shufang Gao, as Director of Zhonghe Brand, Ltd.

SHUFANG GAO

/s/ Shufang Gao
Shufang Gao